Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 AMERICA • ASIA PACIFIC • EUROPE

July 13, 2020

Jabil Inc.

10560 Dr. Martin Luther King, Jr. Street North

St. Petersburg, Florida 33716

Re:     $600,000,000 3.000% Senior Notes due 2031

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-221020 (the “Registration Statement”), filed by Jabil Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $600,000,000 aggregate principal amount of the Company’s 3.000% Senior Notes due 2031 (the “Securities”). The Securities are being issued under an Indenture, dated as of January 16, 2008 (the “Indenture”), between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”) to The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.). The Securities are to be sold by the Company pursuant to an Underwriting Agreement, dated as of July 6, 2020 (the “Underwriting Agreement”), among the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., Mizuho Securities USA LLC and SMBC Nikko Securities America, Inc., as representatives of the several underwriters listed in Schedule I to the Underwriting Agreement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Securities in global form and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities by the Company.

We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Jabil Inc.

July 13, 2020

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities will constitute valid and binding obligations of the Company when the Securities are duly executed and attested by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

Our opinion is subject to bankruptcy, insolvency, bail-in, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, in each case, whether by operation of law, contract, judicial or regulatory action or otherwise. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP